EXHIBIT 23.1

Consent of Independent Auditors

        We consent to the incorporation by reference in Registration Statement No. 333-82486 of Enterprise Products Partners L.P. on Form S-8 of our report dated March 8, 2004, appearing in this Annual Report on Form 11-K of Enterprise Products Company Employee Unit Purchase Plan for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP
Houston, Texas
March 19, 2004